lehman brothers latin america growth fund, inc.
articles of amendment

	Lehman Brothers Latin America Growth Fund, Inc., a Maryland corporation having its principal office in Baltimore City,
Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of
Maryland that:
	FIRST:	The Charter of the Corporation is hereby amended
as follows:
	ARTICLE II of the Charter is amended in its entirety to read as follows:
ARTICLE II
NAME
The name of the corporation (which is hereinafter called the
"Corporation") is:
"Latin America Growth Fund, Inc."
	SECOND:	The amendment does not increase the authorized
stock of the Corporation.
	THIRD:	The foregoing amendment to the Charter of the
Corporation has been advised by the Board of Directors and
approved by the stockholders of the Corporation.
	IN WITNESS WHEREOF, Lehman Brothers Latin America Growth
Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant
Secretary on September 28, 1995.
WITNESS:					LEHMAN BROTHERS LATIN AMERICA
						GROWTH FUND, INC.

CHRISTINE P. RITCH			By IAN J. KING
Assistant Secretary						Vice
President


	THE UNDERSIGNED, Vice President of Lehman Brothers Latin America Growth Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his or her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all materials respects under the penalties of perjury.

						IAN J. KING
						Vice President



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